Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statements (Nos. 333-184519, 333-173357, 333-171958, and 333-188354) on Form S-3 and (Nos. 333-175740 and 333-171959) on Form S-8 of Triangle Petroleum Corporation (the “Company”) of our report dated August 5, 2013, relating to the statement of operating revenues and direct operating expenses of properties to be acquired by the Triangle USA Petroleum Corporation, a wholly-owned subsidiary of the Company, which appear in Exhibit 99.1 to this Current Report on Form 8-K. We also consent to all references to us contained in such registration statements, including in the prospectus and any prospectus supplement under the heading “Experts.”

/s/ EKS&H LLLP

Denver, Colorado

August 6, 2013